Exhibit 4.5

DEAN HELLER
Secretary of State
204 North Carson Street Suite 1
Carson City, Nervada 89701-4289
(775) 684-5708	Filed in the office of	Document Number
Website: secretaryofstate.biz		20050497096-72
	/s/ Dean Heller	Filing Date and Time
10/21/2005 1:02 PM
Dean Heller
Certificate of Amendment	Secretary of State	Entity Number
(PURSUANT TO NRS 78.385 and 78.390)	State of Nevada	C22727-1997

Important: Read attached instructions before completing form	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

	1. Name of corporation:	China Printing Inc.

2. The articles have been amended as follows (provide article numbers if available)

(A)	Article 1- Name change to CYIOS Corporation from China Printing Inc.

(B)	Annual List of Officers - Need to Delete Jeffrey Liberman

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting powers as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is              60%              .

4. Effective date of filing (optional)

5. Officer Signature (required) [illegible]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

CYIOS Corporation
"C Your Integrated Office System"

STATE OF NEVAADA
AMENDMENT
EXPEDITE
To

ARTICLES OF INCORPORATION

OF

CHINA PRINTING, INC.

A corporation organized and existing under and by virtue of the laws of the State of Nevada (the "Corporation")

DOES HEREBY CERTIFY:

First: That, at a meeting if the Board of Directors of China Printing, Inc., a resolution was duly adopted setting forth a proposed amendment of the Articles of Incorporation of the Corporation, declaring said amendment to be advisable and calling for written consent of stockholders in lieu of a meeting. The resolution setting forth the proposed amendment is as follows.

RESOLVED. that the Articles of Incorporation of the Corporation be amended by changing the Article thereof number "1" so that, as amended, said Article shall be and read as follows:

1.	The name of the corporation is CYIOS Corporation

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, that holders of a majority of the outstanding shares of the Corporation's common stock entitled to vote thereon executed a written consent greater than the necessary number of shares as required by statute in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions set forth under Nevada corporate law and the Corporation's bylaws.

IN WITNESS WHEREOF: the undersigned herby duly executes this Certificate of Amendment declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein issued are true this 20th day of October, 2008

/s/ Timothy Carnahan
Timothy Carnahan, President

 1300 Pennsylvania Ave. Suite 700, NW/Washington DC 20004
Phone 202.204.3006/Fax 202.315.3458